Exhibit 11

                             THERMOTREX CORPORATION

                        Computation of Earnings per Share

                                                        Nine            Year
                                  Year Ended        Months Ended       Ended
                            ----------------------  ------------     --------
                            Sept. 28,    Sept. 30,    Sept. 30,      Dec. 31,
                                 1996         1995         1995          1994
   --------------------------------------------------------------------------
                                        (Unaudited)
   Computation of Primary
     Earnings per Share:

   Net Income (a)         $42,575,000   $36,658,000 $36,341,000  $ 9,602,000

   Shares:
     Weighted average
       shares outstanding  19,074,734    18,913,286  18,938,215   18,475,287

     Add: Shares issuable
          from assumed
          exercise of
          options (as
          determined by
          the application
          of the treasury
          stock method)       593,822             -           -      601,091
                          -----------   ----------- -----------  -----------
     Weighted average
       shares outstanding,
       as adjusted (b)     19,668,556    18,913,286  18,938,215   19,076,378
                          -----------   ----------- -----------  -----------
   Primary Earnings
     per Share (a) / (b)  $      2.16   $      1.94 $      1.92  $       .50
                          ===========   =========== ===========  ===========